   LAW OFFICES OF
   CARMINE J. BUA                                     SUITE 333
                                              3838 CAMINO DEL RIO NORTH
                                          SAN DIEGO, CALIFORNIA 92108-1789
                                              TELEPHONE (619) 280-8000
                                              FACSIMILE (619) 280-8001



         April 2, 2001
                                           REPLY TO FILE NO.   3599


Mr. Daniel Starczewski
President
Seville Consulting, Inc
412 Loma Drive
Florence, CO 81226

     Re:  Legal Opinion Regarding Return of Escrow Shares

Dear Mr. Starczewski:

     You have requested the undersigned to provide you with a legal opinion (the "Opinion") with respect to the return of 131654,500 shares of Sattel Global Networks, Inc., formerly known as Osteo Systems, Inc, (collectively the "Shares") owned by Seville Consulting, Inc. ("Seville") that were deposited with Network Marketing Resources, Inc, (the "Escrow Holder") in contemplation of a Plan of Reorganization (the "Merger" or the "Transaction").

     1. Legal Issues: More specifically, you have asked me to review the facts, circumstances and written agreements between the various parties with respect to the contemplated Transaction and provide you with this Opinion which addresses the following issues:

               1. In the event a specific contractual condition to the Merger is not satisfied, is it permissible for the Escrow Holder to return the Shares to Seville?

               2. What procedures, if any, must be undertaken to bring about the return of the Shares?

     2. Factual and Documentary Basis for Opinion: The following is the factual, documentary and other basis for this Opinion:

               1. My review and analysis of that certain Agreement for
                  Acquisition of Shares and Services between Seville, Power Network, Inc. ("Power") and the








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Mr. Daniel Starczewski
April 2, 2001
Page 2




                  President's Corporate Group, Inc. ("PCG") of September 2000 (the "Share Agreement").

               2. Any review and analysis of that certain Reorganization
                  Agreement between Osteo Systems, Inc. ("OSYS"}, Vancouver Telephone Company ("VTC"), Sattel Global Networks, Inc. ("SGN") and Freva Investment Trust ("FIT") of October 16, 2000 (the "Merger Agreement").

               3. My review and analysis of that certain Agreement for
                  Rescission of Reorganization Agreement of September 2000 (the "Rescission Agreement").

               4. My review and analysis of that certain Agreement between
                  PCG, SGN and VTC of September 16, 2000 (the "Revenue and Operational Agreement").

               5. My review and analysis of that certain Agreement and Plan of
                  Stock Distribution between OSYS, FIT, VTC, PCG, Seville and SGN of September 26, 2000 (the "Stock Agreement").

               6. The representations of Seville that all of the above-
                  described Agreements were duty executed by all of the parties to said Agreements.

               7. The representations of Seville that the Merger as originally contemplated by the original Merger Agreement and by a subsequent revised Merger Agreement of December 19, 2000 (the "Revised Merger Agreement"} did not take place.






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Mr. Daniel Starczewski
April 2, 2001
Page 3




               8. The representations of Seville that pursuant to the Merger
                  Agreement that it deposited the Shares with the Escrow
                  Holder.

               9. The representations of Seville that PCG did not provide the
                  $4,000,000 financing as required as a condition of the original Merger Agreement and as further required as a condition of the Revised Merger Agreement.

              10. That the Shares are still presently held by the Escrow
                  Holder.

     3.  Legal Basis For Opinion:  The following is the legal basis for this
Opinion:

               1. My review and analysis of Section 4(1) of the Securities
                  Exchange Act of 1933. as amended (the "Act") with respect to the ability to transfer the Shares and/or the disposition of the Shares.

               2. My review and analysis of the Colorado Revised Statutes (the
                  "Colorado Statutes") as the agreed upon choice of law per Paragraph 10 of the Merger Agreement and the ability for a party to the Merger Agreement and the other Transaction Agreements to cancel the Merger in the event a specific condition is not satisfied.

     4. Legal Opinion: Based upon my review and analysis of the above-described Transaction Agreements, the Act and the Colorado Statutes and the representations set forth above in Paragraph 2, it is my opinion as follows:

               1. Seville was and is permitted to deposit the Shares with the
                  Escrow Holder subject to the condition that PCG provide $4,000,000 of financing.






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Mr. Daniel Starczewski
April 2, 2001
Page 4




               2. The Act provides private sale exemptions for the private sale, transfer or disposition of both free trading and restricted shares if such transaction is not being transacted via a broker/dealer and/or in the public market place.

               3. Accordingly, the private sale, transfer or disposition of the subject Shares is exempt from any registration requirement via the private sale exemption of the Act.

               4. The Colorado Statutes, with respect to contract law, permit parties to agreements to condition their respective performances upon specific conditions. In The event these conditions are not met, the parties are excused from performance. With respect to the subject Transaction, the failure to raise the $4,000,000 by PCG relieves Seville from the obligation to dispose of the Shares. Hence, the Escrow Holder is permitted to return the Shares to Seville.

               5. With respect to any procedures that must be undertaken by the Escrow Holder prior to returning the Shares to Seville, there are no Provisions in any of the Transaction Agreements or imposed by the Act or the Colorado Statutes that will preclude the Escrow Shareholder from returning the Shares to Seville.

               6. Accordingly, upon the request by Seville to the Escrow
                  Holder for the return of the Shares along with the basis for the request i.e., the failure to provide the $4,000,000 financing, the Escrow Holder is required to return the Shares to Seville.






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Mr. Daniel Starczewski
April 2, 2001
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               7. Scope of Opinion:  This Opinion is limited to those specific matters and issues set forth above. This Opinion does not address the question as to whether the Shares are free trading or restricted in nature.

    I trust this Opinion will be of assistance to you.

                              Very truly yours,


                               /S/ CARMINE J. BUA, III

                              CARMINE J. BUA, III

CJB:dmj





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